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                                                                                     EXHIBIT 11(i)

                                       INGERSOLL-RAND COMPANY
                             COMPUTATION OF PRIMARY EARNINGS PER SHARE
                  (In millions of dollars except for shares and per share amounts)

                                                          Years  ended  December 31,
                                        1996          1995          1994          1993          1992
PRIMARY EARNINGS PER SHARE:
Earnings before effect of
  accounting changes..........        $358.0        $270.3        $211.1       $163.5         $115.6
Effect of accounting changes:
  - Postemployment benefits               --            --            --        (21.0)            --
  - Postretirement benefits
    other than pensions.......            --            --            --           --         (332.0)
  - Income taxes..............            --            --            --           --          (18.0)
Net earnings (loss) applicable
  to common stock.............        $358.0        $270.3        $211.1       $142.5        $(234.4)

Average number of common
  shares outstanding..........   107,492,364   106,069,078   105,458,116  104,991,535    104,340,622

Primary earnings per share:
Earnings before effect of
  accounting changes..........         $3.33         $2.55         $2.00       $ 1.56         $ 1.11
  Effect of accounting changes:
    - Postemployment benefits             --            --            --        (0.20)            --
    - Postretirement benefits
      other than pensions.....            --            --            --           --          (3.19)
    - Income taxes............            --            --            --           --          (0.17)
Primary earnings (loss) per
  share.......................         $3.33         $2.55         $2.00        $ 1.36        $(2.25)

Notes: All common share and per share amounts have been adjusted for the 2-for-1 stock split which was made in the form of a stock dividend in 1992. Shares issuable under outstanding stock plans, applying the "Treasury Stock" method, have been excluded from the computation of primary earnings per share since such shares were less than 1% of common shares outstanding, as follows:
1996 - 798,190; 1995 - 498,456; 1994 - 496,893; 1993 - 600,429; 1992 - 738,149.
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